EXHIBIT (c)(vi)

The Queensland Treasury Corporation Half-Yearly Report for the half-year ended December 31, 2013

AUDAX AT FIDELIS
QUEENSLAND
TREASURY CORPORATION
HALF-YEARLY REPORT DECEMBER 2013

VISION
Securing Queensland’s financial success
MISSION
To deliver optimal financial outcomes through sound funding and financial risk management
VALUES
We are focused on our clients We are passionate about Queensland We value and respect our people We are collaborative and seek continuous improvement Above all else, we value integrity

As the Queensland Government’s central financing authority, Queensland Treasury Corporation (QTC) plays a pivotal role in securing the State’s financial success.
QTC provides a range of financial services to the State and its public sector entities, including local governments. These services include debt funding and management, short- to medium-term cash management facilities, financial risk management advisory, and specialist public finance training.
Debt funding and management
QTC borrows funds in the domestic and global markets in the most cost-effective manner and in a way that minimises liquidity risk and refinancing risk. QTC achieves significant economies of scale and scope by issuing, managing and administering the State’s debt funding.
QTC works closely with Queensland’s public sector entities, including local governments, to assist them to most effectively manage their financial transactions, minimise their financial risk and achieve the best financial solutions for their organisation and the State.
Short- to medium-term cash management facilities
QTC assists the State’s public sector entities to make the best use of their short- to medium-term cash balances within a conservative risk management framework. It offers overnight and fixed-term facilities and a managed short-term fund.
Financial risk management advisory
QTC offers a range of financial risk management advisory services to clients, including:
■ support to ensure financial risks are identified and effectively managed
■ advice on financial and commercial considerations
■ expertise in financial transactions and structures
■ project management support to deliver key fiscal outcomes, and
■ collaboration with the financial markets and private sector institutions.
Specialist public finance training
QTC offers a range of training courses that complement its products and advisory services and allow it to share its specialist financial, commercial, treasury management and risk management expertise with clients. Courses are developed and delivered by QTC’s experienced professionals and industry experts.
QUEENSLAND TREASURY CORPORATION
CONTENTS
Queensland Treasury Corporation
1
Update from the Chairman & Chief Executive
2
Financial Statements
3
Appendices
23
HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION
1

UPDATE FROM THE CHAIRMAN & CHIEF EXECUTIVE
Borrowing program
In response to the State Government’s Mid-Year Fiscal and Economic Review, QTC released its mid-year update of its 2013-14 borrowing program on 19 December 2013. In this update, QTC’s borrowing task was reduced by $1 billion, as a result of better operating performance in the General Government sector, lower borrowing requirements across Government, and use of surplus liquidity.
The revised $11.1 billion borrowing program for 2013-14 consists of $6.1 billion of term debt, $3 billion of which had been raised by the end of the calendar year via:
■ a syndicated $1.2 billion 2016 floating-rate note issue in September, which was QTC’s first issue of a floating-rate note since 2011
■ a syndicated tap of its existing 2019 benchmark bond line, raising $1.1 billion and bringing this line to $4 billion, and
■ an additional $500 million of its 2016 floating rate note via syndication in October.
In the period under review, QTC’s bond spreads contracted to those of the other Australian semi-government and Commonwealth issuers.
AUD benchmark bonds will remain QTC’s principal source of funding with other instruments, including floating rate notes, considered subject to funding requirements and investor preference. QTC also plans to maintain approximately $5 billion of short-term debt under its commercial paper and treasury-note programs.
Credit rating
In November, Standard & Poor’s affirmed Queensland and QTC’s credit rating at AA+/A-1+ with the outlook remaining stable, citing Australia’s strong institutional framework, together with Queensland’s strengthening economy, positive financial management and strong liquidity.
Whole-of-State benefits
QTC’s capital markets activities, together with its ability to leverage economies of scale, have delivered an estimated $162 million worth of benefits for clients in the six months to 31 December 2013. On the financial advisory side of its business, QTC is working with the State to deliver its wider fiscal priorities and support the Public Sector Commission’s implementation of the Commission of Audit recommendations.
Operating profit
For the half-year ended 31 December 2013, Queensland Treasury Corporation (QTC) achieved an operating profit from its capital markets operations of $97.9 million (HY2012: $225.4 million). In addition to these capital markets activities, QTC’s long-term assets operations recorded a $446.0 million profit (HY2012: $1,154.5 million)*.
G P BRADLEY
P C NOBLE
Chairman
Chief Executive
*Under an administrative arrangement, QTC on behalf of the State receives returns from investments held to meet the State’s long-term obligations, primarily superannuation, which are managed by QIC Limited. In return, QTC has issued to the State fixed-rate notes that provide a stable return. While QTC bears the fluctuations in the value of and returns on the long-term asset portfolio, there is no cash flow effect; any losses incurred would have no impact on QTC’s capital markets activities or its ability to meet its obligations.
2
QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2013

FINANCIAL STATEMENTS
FOR THE HALF-YEAR ENDED
31 DECEMBER 2013
CONTENTS
Statement of comprehensive income
4
Balance sheet
5
Statement of changes in equity
6
Statement of cash flows
7
Notes to and forming part of the Financial Statements
8
Certificate of the
Queensland Treasury Corporation
19
Independent Auditor’s review report
20
Management report
21
QUEENSLAND TREASURY CORPORATION
3

Statement of comprehensive income

For the half-year ended 31 December 2013

		HALF-YEAR ENDED	
	NOTE	31 DECEMBER 2013 $000	31 DECEMBER 2012 $000
CAPITAL MARKETS OPERATIONS			
Net interest income			
Interest income	5	**1 891 633**	2 934 633
Interest expense	5	**(1 812 535)**	(2 719 583)
		79 098	215 050
Other income			
Fees	6	**34 269**	33 478
Lease income		**25 166**	23 296
Amortisation of cross border lease deferred income		**12 160**	3 219
Gain on disposal of property, plant and equipment		**1 112**	-
		72 707	59 993
Expenses			
Administration expenses		**(26 930)**	(26 000)
Depreciation on leased assets		**(16 822)**	(15 436)
Other expenses		**(15)**	(30)
		(43 767)	(41 466)
Share of associate's net profit		**146**	355
Profit from capital markets operations before income tax		**108 184**	233 932
Income tax expense	7	**(10 263)**	(8 574)
Profit from capital markets operations after income tax		**97 921**	225 358
LONG TERM ASSETS			
Net return from investments in long term assets			
Net change in fair value of unit trusts	8	**1 569 595**	2 354 994
Interest on fixed rate notes		**(1 089 772)**	(1 168 220)
Management fees		**(33 778)**	(32 228)
Profit from long term assets		**446 045**	1 154 546
Total net profit for the year after tax		**543 966**	1 379 904
Total comprehensive income attributable to the owner		**543 966**	1 379 904
Total comprehensive income derived from:			
Capital markets operations	4	**97 921**	225 358
Long term assets	4	**446 045**	1 154 546
Total comprehensive income		**543 966**	1 379 904

The notes on pages 8 to 18 are an integral part of these financial statements.

Note: Throughout these financial statements the capital markets operations and the long term assets operations have been disclosed separately to distinguish between QTC's main central treasury management role and its additional responsibilities following the transfer of the State's superannuation and other long-term assets (refer notes 1 and 4).

4 QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2013**

Balance sheet

As at 31 December 2013

	NOTE	31 DECEMBER 2013 $000	30 JUNE 2013 $000
ASSETS			
Capital markets operations			
Cash		**1 535**	197
Receivables		**4 781**	3 568
Financial assets at fair value through profit or loss	9	**11 583 878**	20 194 045
Derivative financial assets	10	**476 915**	788 461
Onlendings	11	**83 282 974**	79 118 832
Property, plant and equipment	12	**246 330**	326 267
Investments accounted for using the equity method		**1 292**	1 407
Intangible assets		**3 091**	4 192
Deferred tax asset		**2 012**	2 132
		95 602 808	100 439 101
Long term assets			
Financial assets at fair value through profit or loss	9	**30 498 110**	29 767 721
		30 498 110	29 767 721
Total Assets		**126 100 918**	130 206 822
LIABILITIES			
Capital markets operations			
Payables		**110 799**	142 424
Tax liabilities		**10 143**	15 635
Derivative financial liabilities	13	**140 055**	167 726
Financial liabilities at fair value through profit or loss			
- Interest bearing liabilities	14	**88 718 294**	93 274 588
- Deposits	14	**5 814 563**	6 127 695
		94 793 854	99 728 068
Long term assets			
Financial liabilities at amortised cost	15	**31 731 947**	31 447 603
		31 731 947	31 447 603
Total Liabilities		**126 525 801**	131 175 671
Net Assets		**(424 883)**	(968 849)
EQUITY			
Capital markets operations			
Retained surplus		**808 954**	711 033
		808 954	711 033
Long term assets			
Retained deficit		**(1 233 837)**	(1 679 882)
		(1 233 837)	(1 679 882)
Total Equity		**(424 883)**	(968 849)

The notes on pages 8 to 18 are an integral part of these financial statements.

HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 5

Statement of changes in equity

For the half-year ended 31 December 2013

	CAPITAL MARKETS OPERATIONS	LONG TERM ASSETS	TOTAL
	RETAINED SURPLUS $000	RETAINED SURPLUS $000	EQUITY $000
Balance at 1 July 2012	488 149	(2 670 230)	(2 182 081)
Profit for the half-year	225 358	1 154 546	1 379 904
Balance at 31 December 2012	713 507	(1 515 684)	(802 177)
Balance at 1 July 2013	**711 033**	**(1 679 882)**	**(968 849)**
Profit for the half-year	**97 921**	**446 045**	**543 966**
Balance at 31 December 2013	**808 954**	**(1 233 837)**	**(424 883)**

The notes on pages 8 to 18 are an integral part of these financial statements.

6

QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2013**

Statement of cash flows

For the half-year ended 31 December 2013

	HALF-YEAR ENDED	
	31 DECEMBER 2013 $000	31 DECEMBER 2012 $000
CAPITAL MARKETS OPERATIONS		
Cash flows from operating activities		
Interest received from onlendings	**2 043 240**	2 443 527
Interest received from investments	**505 362**	494 019
Interest received - other	**25 795**	27 693
Fees received	**33 591**	33 522
GST paid to suppliers	**(4 968)**	(6 372)
GST refunds from ATO	**5 370**	10 104
GST paid to ATO	**(2 813)**	(3 262)
GST received from clients	**3 474**	3 242
Interest paid on interest-bearing liabilities	**(2 290 098)**	(2 199 656)
Interest paid on deposits	**(87 362)**	(90 323)
Administration expenses paid	**(32 328)**	(25 552)
Income tax paid	**(15 635)**	(8 588)
Net cash provided by operating activities	**183 628**	678 354
Cash flows from investing activities		
Net proceeds / (payments) of investments	**8 695 062**	(2 228 304)
Net increase in onlendings	**(4 527 434)**	(5 074 815)
Payments for property, plant and equipment	**(266)**	(22 025)
Payments for intangibles	**-**	(1 734)
Proceeds from sale of property, plant and equipment	**4 400**	13
Dividend received	**260**	491
Net cash provided by / (used in) investing activities	**4 172 022**	(7 326 374)
Cash flows from financing activities		
Net (repayments) / proceeds from interest-bearing liabilities	**(4 031 210)**	6 587 191
Net (decrease) / increase in deposits	**(323 102)**	111 887
Net cash (used in) / provided by financing activities	**(4 354 312)**	6 699 078
Net increase in cash held	**1 338**	51 058
Cash at 1 July	**197**	743
Net cash at 31 December	**1 535**	51 801
LONG TERM ASSETS		
No external cashflow is generated from the long term assets (refer notes 1 and 4).		

The notes on pages 8 to 18 are an integral part of these financial statements.

HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 7

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2013

CONTENTS

1	General information	8
2	Summary of significant accounting policies	8
3	Operating result	8
4	Segment reporting	9
5	Interest income and interest expense from capital markets operations	10
6	Fees	11
7	Income tax expense	11
8	Net change in fair value of unit trusts	11
9	Financial assets at fair value through profit or loss	12
10	Derivative financial assets	13
11	Onlendings	13
12	Property, plant and equipment	13
13	Derivative financial liabilities	13
14	Financial liabilities at fair value through profit or loss	14
15	Financial liabilities at amortised cost	15
16	Dividends	15
17	Notes to the statement of cash flows	15
18	Fair value hierarchy	16
18	Fair value hierarchy continued	17
19	Contingent liabilities	18
20	Funding facilities	18

1 General information

Queensland Treasury Corporation (QTC) is constituted under the *Queensland Treasury Corporation Act 1988* (the Act), with the Under Treasurer designated as the Corporation Sole under section 5 (2) of the Act.

QTC is the State's central financing authority and corporate treasury services provider, with responsibility for providing debt funding, liability management, cash management and financial risk management advice to public sector clients. These services, which form part of QTC's Capital Markets Operations segment, are undertaken on a cost-recovery basis with QTC lending at an interest rate based on its cost of funds and with the benefits/costs of liability and asset management being passed on to its clients being Queensland public sector entities.

QTC's Capital Markets Operations can generate a profit although generally this reflects interest earned on equity. In undertaking its Capital Markets activities, QTC maintains adequate capital to manage its risks.

QTC holds a portfolio of assets which were transferred to QTC by the State Government. These assets are the investments of QTC's Long Term Assets segment and are held to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC has issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio (refer note 4 and note 8).

The Long Term Asset Advisory Board is responsible for the oversight of the Long Term Assets which do not form part of QTC's day-to-day Capital Markets Operations. The Long Term Assets are held in unit trusts managed by QIC Limited (QIC).

Although there is no domestic requirement for the preparation of half-year financial statements, in order to meet offshore requirements and to better meet the needs of users of QTC's financial information, an interim general purpose financial report has been prepared.

2 Summary of significant accounting policies

(a) Basis of preparation

The half-year financial report is a general purpose financial report prepared in accordance with AASB 134 *Interim Financial Reporting*. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard IAS 34 *Interim Financial Reporting*. The half-year report does not include notes of the type normally included in an annual financial report and shall be read in conjunction with the most recent annual financial report.

Other than as stated in note 2(b), the accounting policies used in the preparation of these interim financial statements have been applied consistently with those used in the preceding annual financial report.

Compliance with International Financial Reporting Standards

QTC's financial statements comply with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board. While QTC is designated as a not-for-profit entity, the Corporation has elected to comply with the requirements of International Financial Reporting Standards as if it is a for-profit entity.

(b) Change in accounting policy

A number of new or amended accounting standards became effective for annual reporting periods commencing on 1 July 2013. The affected policies and standards include:

- Principles of Consolidation - new standards AASB 10 *Consolidated Financial Statements* and AASB 11 *Joint Arrangements*. AASB 10 changes the definition of control based on the entity's exposure to the rights and variability of returns through its power to direct the activities of an investee. AASB 11 requires joint ventures to be classified based on the contractual rights and obligations and where each party has rights to the net assets of the arrangement to be accounted for using the equity method. QTC has reviewed its investments in other entities and no adjustments to the carrying amounts in the financial statements were required.
- Accounting for employee benefits - revised AASB 119 *Employee Benefits*. AASB 119 has changed the way employee benefits are measured now requiring these to be based on when the amount is expected to be settled. Previously this was based on when the amount was due. The impact of this change is immaterial.

AASB 13 *Fair Value Measurement* which is applicable for the first time this year has introduced additional disclosures, however the standard has not impacted the amounts reported in the financial statements.

(c) Impact of standards issued but not yet adopted

AASB 9 *Financial Instruments* addresses the classification, measurement and derecognition of financial assets and financial liabilities. The effective date for the standard has changed and is now not applicable until 1 July 2017, however the standard is available for early adoption. QTC has not early adopted AASB 9 however this standard is not expected to change the current practice of measuring financial instruments at fair value with movements recognised directly in profit or loss.

(d) Estimations and uncertainties

The judgements, estimates and assumptions applied in the half-year financial statements, including the key sources of estimation uncertainty were the same as those applied in the Corporation's last annual financial statements.

3 Operating result

The operating profit after tax for the half-year ended 31 December 2013 for the Capital Markets Operations segment was $97.9 million. QTC recorded an operating profit of $446.0 million for the Long Term Assets segment.

The accumulated net losses of $424.9 million have no impact on QTC's capacity to meet its obligations as there is no cash flow effect for QTC (refer note 17(b)). In addition, under the *Queensland Treasury Corporation Act 1988*, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.

8 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2013

4 Segment reporting

An operating segment is identified where QTC engages in a business activity where separate financial information is evaluated regularly by the chief operating decision makers in deciding how to allocate resources.

Revenue and expenses directly associated with each business segment are included to determine their result. The accounting policies for each operating segment are applied consistently.

The results from QTC's operating segments are shown below:

SEGMENT REVENUE AND EXPENSES	FOR THE HALF-YEAR ENDED 31 DECEMBER 2013			FOR THE HALF-YEAR ENDED 31 DECEMBER 2012		
	Capital markets operations $000	Long term assets $000	Total $000	Capital markets operations $000	Long term assets $000	Total $000
Income						
Interest income	1 891 633	-	**1 891 633**	2 934 633	-	2 934 633
Net change in fair value of unit trusts	-	1 569 595	**1 569 595**	-	2 354 994	2 354 994
Other income	72 707	-	**72 707**	59 993	-	59 993
Total income	**1 964 340**	**1 569 595**	**3 533 935**	**2 994 626**	**2 354 994**	**5 349 620**
Expenses						
Interest expense	1 812 535	1 089 772	**2 902 307**	2 719 583	1 168 220	3 887 803
Depreciation on leased assets	16 822	-	**16 822**	15 436	-	15 436
Management fees	-	33 778	**33 778**	-	32 228	32 228
Other expenses	26 945	-	**26 945**	26 030	-	26 030
Total expenses	**1 856 302**	**1 123 550**	**2 979 852**	**2 761 049**	**1 200 448**	**3 961 497**
Share of associate's net profit	146	-	**146**	355	-	355
Profit before income tax	**108 184**	**446 045**	**554 229**	**233 932**	**1 154 546**	**1 388 478**
Income tax expense	10 263	-	**10 263**	8 574	-	8 574
Profit for the period	**97 921**	**446 045**	**543 966**	**225 358**	**1 154 546**	**1 379 904**

SEGMENT ASSETS AND LIABILITIES	AS AT 31 DECEMBER 2013			AS AT 30 JUNE 2013		
	Capital markets operations $000	Long term assets $000	Total $000	Capital markets operations $000	Long term assets $000	Total $000
Assets						
Onlendings	83 282 974	-	**83 282 974**	79 118 832	-	79 118 832
Financial assets	11 583 878	30 498 110	**42 081 988**	20 194 045	29 767 721	49 961 766
Other assets	735 956	-	**735 956**	1 126 224	-	1 126 224
Total assets	**95 602 808**	**30 498 110**	**126 100 918**	**100 439 101**	**29 767 721**	**130 206 822**
Liabilities						
Financial liabilities	94 532 857	31 731 947	**126 264 804**	99 402 283	31 447 603	130 849 886
Other liabilities	260 997	-	**260 997**	325 785	-	325 785
Total liabilities	**94 793 854**	**31 731 947**	**126 525 801**	**99 728 068**	**31 447 603**	**131 175 671**
Net assets	**808 954**	**(1 233 837)**	**(424 883)**	**711 033**	**(1 679 882)**	**(968 849)**

HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 9

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2013

5 Interest income and interest expense from capital markets operations

	FOR THE HALF-YEAR ENDED 31 DECEMBER 2013			
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000
Interest income from financial assets				
Onlendings*	2 038 000	(414 996)	-	**1 623 004**
Other investments	245 588	10 840	8 228	**264 656**
Interest income from derivatives	6 798	(63 112)	60 287	**3 973**
Total interest income	**2 290 386**	**(467 268)**	**68 515**	**1 891 633**
Interest expense from financial liabilities				
Deposits	86 913	(175)	-	**86 738**
Interest-bearing liabilities	1 826 984	(181 585)	313 055	**1 958 454**
Interest expense from derivatives	(3 485)	308 607	(555 159)	**(250 037)**
Other	17 380	-	-	**17 380**
Total interest expense	**1 927 792**	**126 847**	**(242 104)**	**1 812 535**

	FOR THE HALF-YEAR ENDED 31 DECEMBER 2012			
	INTEREST $000	NET UNREALISED GAIN/LOSS $000	NET REALISED GAIN/LOSS $000	TOTAL INTEREST $000
Interest income from financial assets				
Onlendings*	1 941 048	508 371	-	**2 449 419**
Other investments	354 925	(17 110)	92 196	**430 011**
Interest income from derivatives	6 779	(136 966)	185 390	**55 203**
Total interest income	**2 302 752**	**354 295**	**277 586**	**2 934 633**
Interest expense from financial liabilities				
Deposits	85 528	(61)	-	**85 467**
Interest-bearing liabilities	1 874 079	306 132	425 182	**2 605 393**
Interest expense from derivatives	(14 122)	13 048	5 827	**4 753**
Other	23 970	-	-	**23 970**
Total interest expense	**1 969 455**	**319 119**	**431 009**	**2 719 583**

**The majority of onlendings are provided to clients on a pooled fund basis. Interest costs are allocated to clients based on the daily movement in the market value of the pooled fund. In periods of rising interest rates, the market value of the funding pool will fall leading to lower interest income from onlendings. During the half-year ended 31 December 2013, interest rates rose slightly compared to the comparative period when interest rates fell, leading to lower interest income in the current period.*

10

QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2013**

6 Fees

	31 DECEMBER 2013 $000	31 DECEMBER 2012 $000
Fees – management	**32 959**	32 798
Fees – professional & other services	**1 310**	680
	34 269	33 478

Management fees represent income earned from the management of QTC's onlendings and deposits. A further amount of $3.289 million (31 December 2012 $4.020 million), derived from fees on certain managed funds and pools is included under interest income as it forms part of the interest rate applied.

7 Income tax expense

	31 DECEMBER 2013 $000	31 DECEMBER 2012 $000
Income tax expense	**10 263**	8 574

QTC makes a payment in lieu of income tax to the Queensland Government's Consolidated Fund. Income tax expense is recognised based on the income of certain activities controlled by QTC's Capital Markets Operations calculated at the tax rate of 30 per cent. No income tax is payable on the Long Term Assets.

8 Net change in fair value of unit trusts

	31 DECEMBER 2013 $000	31 DECEMBER 2012 $000
Net returns	**1 569 595**	2 354 994

Represents the change in the net asset value of the unit trusts based on the hard close unit price. Refer to note 9 for details of balances and asset allocations held at balance date.

HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 11

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2013

9 Financial assets at fair value through profit or loss

CAPITAL MARKETS OPERATIONS	31 DECEMBER 2013 $000	30 JUNE 2013 $000
Money market deposits	**801 342**	1 717 477
Discount securities	**3 687 374**	7 743 703
Commonwealth and state securities [1]	**899 675**	3 642 350
Floating rate notes	**3 764 528**	4 314 169
Term deposits	**784 877**	552 625
Other investments	**1 646 082**	2 223 721
	11 583 878	20 194 045

[1] *QTC maintains holdings of its own stocks. These holdings are netted off and therefore excluded from financial assets and financial liabilities at fair value through profit or loss (refer note 14).*

The total includes investments made to manage:

- deposits of $5,814.563 million (30 June 2013 $6,127.695 million)
- surpluses of $808.953 million (30 June 2013 $711.033 million)
- cross border lease deferred income of $40.107 million (30 June 2013 $52.267 million)

The remaining investments are used to facilitate management of liquidity and interest rate risk or result from QTC borrowing in advance of requirements to manage financing/refinancing risk.

LONG TERM ASSETS	31 DECEMBER 2013 $000	30 JUNE 2013 $000
INVESTMENTS IN UNIT TRUSTS AND OTHER HOLDINGS – QIC		
Movement during the period: [1]		
Opening balance at 1 July	**29 767 721**	29 182 448
Net change in fair value of unit trusts	**1 569 595**	3 370 042
Net withdrawals	**(839 206)**	(2 784 769)
Closing balance	**30 498 110**	29 767 721

The underlying assets of the trusts consist of the following asset classes:

Growth assets		
Global equities	**6 740 083**	7 228 291
Diversified alternatives & other	**4 849 199**	4 151 787
Unlisted assets		
Global Infrastructure	**2 134 868**	2 060 959
Private equity	**1 524 905**	1 373 973
Real estate	**2 470 347**	2 240 173
Infrastructure	**3 781 766**	3 482 823
Defensive assets		
Fixed interest	**518 468**	507 773
Cash	**8 478 474**	8 721 942
	30 498 110	29 767 721

[1] *Movement in balance is for the six months to 31 December 2013 and for the twelve months to 30 June 2013.*

12 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2013

10 Derivative financial assets

	31 DECEMBER 2013 $000	30 JUNE 2013 $000
Interest rate swaps	**106 638**	149 229
Cross currency swaps	**184 056**	136 217
Forward rate agreements	**40 272**	86 378
Foreign exchange contracts	**145 949**	416 637
	476 915	788 461

11 Onlendings

	31 DECEMBER 2013 $000	30 JUNE 2013 $000
Government departments and agencies	**41 679 424**	38 258 994
Government owned corporations	**19 281 669**	18 667 584
Local governments	**6 714 844**	6 632 514
Statutory bodies	**15 013 628**	14 979 661
QTC related entities	**316 638**	321 179
Other bodies	**276 771**	258 900
	83 282 974	79 118 832

12 Property, plant and equipment

During the period, QTC derecognised land and buildings with a carrying value of $71.325 million which now form part of a finance lease arrangement.

13 Derivative financial liabilities

	31 DECEMBER 2013 $000	30 JUNE 2013 $000
Interest rate swaps	**32 271**	51 266
Cross currency swaps	**107 706**	116 402
Foreign exchange contracts	**78**	58
	140 055	167 726

HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 13

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2013

14 Financial liabilities at fair value through profit or loss

	31 DECEMBER 2013 $000	30 JUNE 2013 $000
INTEREST-BEARING LIABILITIES – CAPITAL MARKETS OPERATIONS		
Domestic		
Treasury notes	**1 393 514**	1 237 105
Bonds [1]	**79 466 140**	85 167 737
Floating rate notes	**2 052 759**	350 884
Other	**209 460**	186 182
	83 121 873	86 941 908
Offshore		
Commercial paper	**3 664 684**	4 013 185
Bonds [2]	**830 732**	1 263 077
Medium-term notes	**1 101 005**	1 056 418
	5 596 421	6 332 680
Total interest-bearing liabilities	**88 718 294**	93 274 588

[1] *QTC holds its own stock with these holdings netted from the value of Bonds shown above.*
[2] *Consists of AUD denominated global bonds which are borrowed in the United States and Euro markets.*

Derivatives are used to hedge offshore borrowings resulting in no net exposure to any foreign currency.

QTC borrowings are guaranteed by the Queensland Government under the *Queensland Treasury Corporation Act 1988.*

An amount of $5,473 million was issued in term debt during the half-year (2013 $19,031 million). Repayments and redemptions of term debt over the same period totalled $9,148 million (2013 $10,121 million).

	31 DECEMBER 2013 $000	30 JUNE 2013 $000
DEPOSITS – CAPITAL MARKETS OPERATIONS		
Client deposits		
Local governments	**1 598 651**	1 930 247
Government owned corporations	**762 109**	768 996
Statutory bodies	**1 466 498**	1 479 541
Government departments and agencies	**555 306**	64 007
QTC related entities	**504 031**	57 270
Other depositors	**183 048**	201 336
	5 069 643	4 501 397
Other		
Collateral	**319 407**	552 721
Repurchase agreements	**425 513**	1 073 577
	744 920	1 626 298
Total deposits	**5 814 563**	6 127 695

14 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2013

15 Financial liabilities at amortised cost
31 DECEMBER 30 JUNE
2013 2013
$000 $000
FIXED RATE NOTES – LONG TERM ASSETS
State Government 31 731 947 31 447 603
The Board considers that the carrying value of financial liabilities recorded at amortised cost in the financial statements approximates their fair value.
16 Dividends
No dividends have been paid or recommended in the period (2013 nil).
17 Notes to the statement of cash flows
(a) Cash flows presented on a net basis
Cash flows arising from the following activities are presented on a net basis in the statement of cash flows:
¡ loan advances to and redemptions from clients
¡ sale and purchases of investments
¡ receipt and withdrawal of client deposits, and
¡ proceeds and repayments of interest bearing liabilities.
(b) Long term assets
No external cashflow is generated from the Long Term Assets as deposits and withdrawals from the fixed rate notes result in a corresponding change to the investments held. Interest on the fixed rate notes is capitalised. Earnings, market movement and fees on the investment are recognised in the valuation of the investment.
HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 15

Notes to and forming part of the Financial Statements

For the half-year ended 31 December 2013

18 Fair value hierarchy

Financial instruments measured at fair value have been classified in accordance with the hierarchy described in AASB 13 *Fair Value Measurement*. The fair value hierarchy is categorised into three levels based on the observability of the inputs to fair valuation techniques.

Level 1 - quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2 - inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly or indirectly.

Level 3 - inputs for the asset or liability that are not based on observable market data (unobservable inputs).

All financial instruments are valued by reference to either quoted market prices or observable inputs with no significant adjustments applied to instruments held and therefore no financial instruments are classified under Level 3.

Financial instruments classified as Level 1 consist primarily of short-term and tradable bank deposits and Commonwealth and semi-government bonds where an active market has been established. Financial instruments classified as Level 2 include non actively traded corporate and semi-government bonds (including QTC 2033 bond and the Capital Indexed bond), certain money market securities (commercial paper and promissory notes) and all derivatives.

QTC's onlendings and client deposits are included under Level 2. As mentioned above there are no financial instruments classified under Level 3.

There were no transfers between Level 1 and Level 2 or out of Level 3 during the half-year ended 31 December 2013.

The principal inputs to determine the valuation of financial instruments are discussed below:

- Interest rates – these are principally benchmark interest rates such as interbank rates and quoted interest rates in the swap, bond and futures markets. QTC applies mid-market pricing as a practical and consistent expedient for fair value measurements within the bid-ask spread.
- Counterparty credit spreads – adjustments are made to market prices for changes in the credit worthiness of the counterparty.
- Interest rate and foreign currency swaps – there are observable markets for both spot and forward contracts.
- Cross currency swaps – these instruments are typically held to maturity and valued using the original trading margin to the swap curve.
- Net Asset Value (NAV) – Units in unit trusts are valued by QIC using fair value methodologies. The NAV is based on the hard close unit price at measurement date.

AS AT 31 DECEMBER 2013	QUOTED MARKET PRICES LEVEL 1 $000	OBSERVABLE MARKET INPUTS LEVEL 2 $000	TOTAL $000
CAPITAL MARKETS OPERATIONS			
Financial assets			
Onlendings	-	83 282 974	**83 282 974**
Money market deposits	801 342	-	**801 342**
Discount securities	3 534 817	152 557	**3 687 374**
Commonwealth and state securities	899 675	-	**899 675**
Floating rate notes	3 762 694	1 834	**3 764 528**
Term deposits	-	784 877	**784 877**
Other investments	58 685	1 587 397	**1 646 082**
	9 057 213	**85 809 639**	**94 866 852**
Derivative financial assets			
Interest rate swaps	-	106 638	**106 638**
Cross currency swaps	-	184 056	**184 056**
Forward rate agreements	-	40 272	**40 272**
Foreign exchange contracts	-	145 949	**145 949**
	-	**476 915**	**476 915**
Total financial assets	**9 057 213**	**86 286 554**	**95 343 767**
Financial liabilities			
Treasury notes	-	1 393 514	**1 393 514**
Commercial paper	-	3 664 684	**3 664 684**
Domestic bonds	77 817 570	1 648 570	**79 466 140**
Offshore bonds	830 732	-	**830 732**
Other	-	209 460	**209 460**
Medium-term notes	-	1 101 005	**1 101 005**
Floating rate notes	-	2 052 759	**2 052 759**
Client deposits	-	5 069 643	**5 069 643**
Collateral	-	319 407	**319 407**
Repurchase agreements	-	425 513	**425 513**
	78 648 302	**15 884 555**	**94 532 857**
Derivative financial liabilities			
Interest rate swaps	-	32 271	**32 271**
Cross currency swaps	-	107 706	**107 706**
Foreign exchange contracts	-	78	**78**
	-	**140 055**	**140 055**
Total financial liabilities	**78 648 302**	**16 024 610**	**94 672 912**
LONG TERM ASSETS			
Financial assets			
Investments in unit trusts - QIC	-	30 498 110	**30 498 110**
	-	**30 498 110**	**30 498 110**

16

QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2013**

18 Fair value hierarchy continued

AS AT 30 JUNE 2013	QUOTED MARKET PRICES LEVEL 1 $000	OBSERVABLE MARKET INPUTS LEVEL 2 $000	TOTAL $000
CAPITAL MARKETS OPERATIONS			
Financial assets			
Onlendings	-	79 118 832	**79 118 832**
Money market deposits	1 717 477	-	**1 717 477**
Discount securities	7 616 756	126 947	**7 743 703**
Commonwealth and state securities	3 642 350	-	**3 642 350**
Floating rate notes	4 312 641	1 528	**4 314 169**
Term deposits	-	552 625	**552 625**
Other investments	125 102	2 098 619	**2 223 721**
	17 414 326	**81 898 551**	**99 312 877**
Derivative financial assets			
Interest rate swaps	-	149 229	**149 229**
Cross currency swaps	-	136 217	**136 217**
Forward rate agreements	-	86 378	**86 378**
Foreign exchange contracts	-	416 637	**416 637**
	-	**788 461**	**788 461**
Total financial assets	**17 414 326**	**82 687 013**	**100 101 338**
Financial liabilities			
Treasury notes	-	1 237 105	**1 237 105**
Commercial paper	-	4 013 185	**4 013 185**
Domestic bonds	83 529 812	1 637 925	**85 167 737**
Offshore bonds	1 263 077	-	**1 263 077**
Other	-	186 182	**186 182**
Medium-term notes	-	1 056 418	**1 056 418**
Floating rate notes	-	350 884	**350 884**
Client deposits	-	4 501 397	**4 501 397**
Collateral	-	552 721	**552 721**
Repurchase agreements	-	1 073 577	**1 073 577**
	84 792 889	**14 609 394**	**99 402 283**
Derivative financial liabilities			
Interest rate swaps	-	51 266	**51 266**
Cross currency swaps	-	116 402	**116 402**
Foreign exchange contracts	-	58	**58**
	-	**167 726**	**167 726**
Total financial liabilities	**84 792 889**	**14 777 120**	**99 570 009**
LONG TERM ASSETS			
Financial assets			
Investments in unit trusts - QIC	-	29 767 721	**29 767 721**
	-	**29 767 721**	**29 767 721**

HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 17

Notes to and forming part of the Financial Statements
For the half-year ended 31 December 2013
19 Contingent liabilities
There have been no material changes in contingent liabilities since those disclosed in the financial statements for the year ended 30 June 2013. Refer to note 23 in the 2013 Annual Report.
20 Funding facilities
FACE VALUE FACE VALUE
ON ISSUE ON ISSUE
LIMIT 31 DECEMBER 2013 30 JUNE 2013
FACILITY CURRENCY $M $M $M
Onshore facilities
AUD Bond AUD Unlimited AUD 75 606 AUD 78 507
Treasury Note AUD Unlimited AUD 1 398 AUD 1 243
Other AUD N/A AUD 552 AUD 529
Offshore facilities
Global AUD Bond AUD AUD 20 000 AUD 760 AUD 1 169
Euro Commercial Paper Multicurrency USD 10 000 USD 1 773 USD 1 856
US Commercial Paper USD USD 10 000 USD 1 499 USD 1 862
Euro Medium Term Note Multicurrency USD 10 000 USD 987 USD 951
18 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2013

Certificate of the Queensland Treasury Corporation
The foregoing general purpose financial statements have been prepared in accordance with the requirements of AASB 134: Interim Financial Reports. Compliance with AASB 134 ensures compliance with International Financial Reporting Standard
IAS 34: Interim Financial Reporting. We certify that in our opinion:
(i) the prescribed requirements for establishing and keeping the accounts have been complied with in all material respects
(ii) the foregoing half-year financial statements have been drawn up so as to present a true and fair view of Queensland Treasury Corporation’s assets and liabilities, financial position and financial performance for the half-year ended 31 December 2013, and
(iii) the interim management report includes a fair review of the information required under article 4(4) of the Law of January 11, 2008 on transparency requirements for issuers of securities on the Luxembourg Stock Exchange.
Signed in accordance with a resolution of the directors.
G P BRADLEY P C NOBLE
Chairman Chief Executive
Brisbane
12 February 2014
HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 19

Independent Auditor’s review report
To the Capital Markets Board of Queensland Treasury Corporation
Review Report on the Half-year Financial Report
I have reviewed the accompanying half-year financial report of Queensland Treasury Corporation, which comprises the balance sheet as at 31 December 2013, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the half-year ended on that date, notes comprising a summary of significant accounting policies and other explanatory information, and the certificates given by the Chairman and Chief Executive.
The Corporation Sole’s responsibility for the Half-year Financial Report
The Corporation Sole is responsible for the preparation of the half-year financial report that gives a true and fair view in accordance with Australian Accounting Standards and for such internal control as the Corporation Sole determines is necessary to enable the preparation of the half-year financial report that gives a true and fair view and is free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
My responsibility is to express a conclusion on the half-year financial report based on my review. I conducted my review in accordance with the Auditor-General of Queensland Auditing Standards and Auditing Standard on Review Engagements ASRE 2410 Review of a Financial Report Performed by the Independent Auditor of the Entity, in order to state whether, on the basis of the procedures described, I have become aware of any matter that makes me believe that the half-year financial report is not in accordance with Australian Accounting Standards including: giving a true and fair view of Queensland Treasury Corporation’s financial position as at 31 December 2013 and its performance for the half-year ended on that date and complying with Accounting Standard AASB 134 Interim Financial Reporting. As the auditor of Queensland Treasury Corporation, ASRE 2410 requires that I comply with the ethical requirements relevant to the audit of the annual financial report.
A review of a half-year financial report consists of making enquiries, primarily of persons responsible for financial and accounting matters, and applying analytical and other review procedures. A review is substantially less in scope than an audit conducted in accordance with Australian Auditing Standards and consequently does not enable me to obtain assurance that I would become aware of all significant matters that might be identified in an audit. Accordingly, I do not express an audit opinion.
Independence
The Auditor-General Act 2009 promotes the independence of the Auditor-General and all authorised auditors. The Auditor-General is the auditor of all Queensland public sector entities and can be removed only by Parliament.
The Auditor-General may conduct a review in any way considered appropriate and is not subject to direction by any person about the way in which audit powers are to be exercised. The Auditor-General has for the purposes of conducting a review, access to all documents and property and can report to Parliament matters which in the Auditor-General’s opinion are significant.
Conclusion
Based on my review, which is not an audit, I have not become aware of any matter that makes me believe that the half-year financial report of Queensland Treasury Corporation does not present a true and fair view, in all material respects, of the financial position of Queensland Treasury Corporation as at 31 December 2013 and of its financial performance for the half-year ended on that date; and comply with Australian Accounting Standard AASB 134 Interim Financial Reporting.
Other Matters – Electronic Presentation of the Reviewed Financial Report
Those viewing an electronic presentation of these financial statements should note that the review does not provide assurance on the integrity of the information presented electronically and does not provide an opinion on any information which may be hyperlinked to or from the financial statements. If users of the financial statements are concerned with the inherent risks arising from electronic presentation of information, they are advised to refer to the printed copy of the reviewed financial statements to confirm the accuracy of this electronically presented information.
A M GREAVES FCA FCPA
Auditor-General of Queensland
Queensland Audit Office
Brisbane
20 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2013

Management report for the half-year ended 31 December 2013
Review of operations
QTC made an operating profit after tax for the half-year ended 31 December 2013 of AUD544.0 million consisting of the following operating segment results:
■ Capital Markets Operations
During the period from 1 July 2013 to 31 December 2013, QTC continued in its ordinary course of business as the State of Queensland’s central financing authority and corporate treasury services provider. The operating profit after tax for the half-year ended 31 December 2013 for the Capital Markets Operations segment was AUD97.9 million.
■ Long Term Assets
QTC holds a portfolio of assets which were transferred to QTC by the State Government under an administrative arrangement. These assets are the investments of QTC’s Long Term Assets segment and were accumulated to fund superannuation and other long-term obligations of the State such as insurance and long service leave. In return, QTC issued to the State fixed rate notes which has resulted in the State receiving a fixed rate of return on the notes, while QTC bears the impact of fluctuations in the value and returns on the asset portfolio. The operating profit after tax for the Long Term Assets segment was AUD446.0 million. The accumulated net losses incurred by the Long Term Assets segment to date have no impact on QTC’s capacity to meet its obligations as there is no cash flow effect for QTC. In addition, under the Queensland Treasury Corporation Act 1988, any losses of the Corporation shall be the responsibility of the Consolidated Fund of the Queensland Government.
Principal risks and uncertainties
After some volatility in the latter part of 2012-13, financial market conditions were generally favourable during the first half of 2013-14.
The key risks and uncertainties over the remainder of the year include how smoothly US monetary policy is normalised and how effectively the Australian economy re-balances away from investment in the resource sector, neither of which are expected to impact on QTC’s performance or its ability to fund the State’s borrowing requirement.
G P BRADLEY
Chairman
P C NOBLE
Chief Executive
Brisbane
12 February 2014
HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 21

22 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2013

APPENDICES
CONTENTS
Appendix A: Loans to clients 24
Appendix B: QTC’s 2013-14 indicative borrowing program 28
Appendix C: Contacts 29
AUDAX AT FIDELIS
QUEENSLAND TREASURY CORPORATION
23

Appendix A
Loans to clients

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2013 $000	**Total Debt Outstanding (Market Value) 31 December 2013 $000**
BODIES WITHIN THE PUBLIC ACCOUNTS		
CITEC	15 516	**14 665**
Department of Education Training and Employment	65 869	**63 004**
Department of National Parks Recreation Sport and Racing	859	**477**
Department of Science Information Technology Innovation and the Arts	6 390	**6 206**
Department of State Development Infrastructure and Planning	100 928	**95 764**
Department of the Premier and Cabinet	13 253	**12 510**
Department of Transport and Main Roads – Main Roads	1 009 027	**965 098**
Department of Transport and Main Roads – Queensland Transport	102 749	**102 151**
Department of Housing and Public Works	19 018	**17 673**
QFleet	179 684	**150 073**
Queensland Health	93 738	**87 948**
Queensland Treasury and Trade	36 651 962	**40 163 855**
Total	38 258 993	**41 679 424**
COOPERATIVE HOUSING SOCIETIES		
Cooperative Housing Societies	1 138	**1 373**
Total	1 138	**1 373**
GOVERNMENT OWNED CORPORATIONS		
CS Energy Ltd	892 400	**721 899**
Energex Limited	6 347 474	**6 904 808**
Ergon Energy Corporation Limited	5 317 572	**5 569 801**
Ergon Energy Queensland Pty Ltd	0	**176 957**
Eungella Water Pipeline Pty Ltd	26 305	**25 423**
Gladstone Ports Corporation	500 167	**497 046**
North Queensland Bulk Ports Corporation Limited	69 613	**69 284**
Port of Townsville Limited	62 194	**84 915**
Powerlink	4 364 233	**4 478 453**
Stanwell Corporation Limited	852 847	**519 515**
SunWater	234 780	**233 568**
Total	18 667 584	**19 281 669**

24 QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2013**

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2013 $000	**Total Debt Outstanding (Market Value) 31 December 2013 $000**
LOCAL GOVERNMENTS		
Balonne Shire Council	4 328	**4 164**
Banana Shire Council	13 713	**13 200**
Barcaldine Regional Council	3 201	**3 054**
Barcoo Shire Council	128	**115**
Blackall Tambo Regional Council	4 819	**2 594**
Brisbane City Council	2 296 355	**2 484 567**
Bulloo Shire Council	4 131	**3 885**
Bundaberg Regional Council	64 136	**60 740**
Burdekin Shire Council	7 687	**6 853**
Cairns Regional Council	100 399	**97 947**
Carpentaria Shire Council	5 219	**5 075**
Cassowary Coast Regional Council	27 666	**26 143**
Central Highlands Regional Council	59 263	**57 833**
Charters Towers Regional Council	173	**130**
Cloncurry Shire Council	15 207	**14 881**
Cook Shire Council	4 153	**4 005**
Diamantina Shire Council	1 499	**1 321**
Etheridge Shire Council	1 924	**1 658**
Fraser Coast Regional Council	127 679	**122 482**
Gladstone Regional Council	190 416	**185 434**
Gold Coast City Council	841 216	**812 344**
Gympie Regional Council	28 021	**27 317**
Ipswich City Council	428 649	**442 115**
Isaac Regional Council	42 590	**41 801**
Local Government Association of Queensland	5 320	**7 216**
Lockyer Valley Regional Council	28 731	**28 162**
Logan City Council	204 952	**199 153**
Longreach Regional Council	8 234	**8 033**
Mackay Regional Council	247 108	**240 685**
Maranoa Regional Council	19 333	**18 620**
McKinlay Shire Council	1 159	**767**
Moreton Bay Regional Council	418 364	**406 880**
Mount Isa City Council	28 564	**27 891**
Murweh Shire Council	4 707	**4 304**
North Burnett Regional Council	4 274	**4 002**
Northern Peninsula Area Regional Council	1 926	**2 099**
Paroo Shire Council	2 584	**2 516**
Redland City Council	69 305	**66 792**
Richmond Shire Council	1 013	**729**
Rockhampton Regional Council	253 549	**247 379**
Scenic Rim Regional Council	11 514	**10 633**
South Burnett Regional Council	13 529	**12 263**
Southern Downs Regional Council	30 583	**29 526**
Sunshine Coast Regional Council	282 365	**276 027**
Tablelands Regional Council	8 978	**11 500**
Toowoomba Regional Council	165 199	**159 865**
Torres Shire Council	1 844	**1 682**
Torres Strait Island Regional Council	510	**485**
Townsville City Council	393 473	**381 152**
Western Downs Regional Council	69 126	**66 627**
Whitsunday Regional Council	80 294	**76 884**
Winton Shire Council	3 407	**3 313**
Total	6 632 514	**6 714 844**

HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 25

Appendix A
Loans to clients continued

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2013 $000	**Total Debt Outstanding (Market Value) 31 December 2013 $000**
STATUTORY BODIES		
Grammar schools		
Brisbane Girls Grammar School	19 541	**18 525**
Brisbane Grammar School	12 676	**11 853**
Ipswich Girls' Grammar School	22 971	**23 277**
Ipswich Grammar School	2 454	**1 575**
Rockhampton Girls Grammar School	4 324	**4 205**
Rockhampton Grammar School	12 186	**19 803**
Toowoomba Grammar School	8 186	**7 774**
Townsville Grammar School	16 423	**15 635**
Queensland Water Entities		
Queensland Bulk Water Supply Authority	10 020 790	**10 001 297**
Queensland Urban Utilities	537 963	**538 100**
Unitywater	322 516	**386 538**
River Improvement Trusts		
Pioneer River Improvement Trust	38	**18**
Universities		
Griffith University	49 946	**43 055**
James Cook University	49 682	**81 851**
Queensland University of Technology	77 633	**76 877**
Sunshine Coast University	15 537	**14 704**
University of Southern Queensland	13 460	**12 720**
Water Boards		
Avondale Water Board	88	**33**
Fernlee Water Authority	940	**917**
Gladstone Area Water Board	222 895	**227 225**
Glamorgan Vale Water Board	40	**0**
Grevillea Water Board	162	**157**
Kelsey Creek Water Board	454	**341**
Mount Isa Water Board	2 579	**2 347**
Pioneer Valley Water Board	1 075	**738**
Riversdale Murray Valley Water Management Board	36	**0**
Water Supply Boards		
Bollon South Water Authority	551	**514**
Bollon West Water Authority	1 457	**1 389**
Ingie Water Authority	337	**318**
Other Statutory Bodies		
Economic Development Queensland	68 862	**75 655**
Mt Gravatt Showgrounds Trust	33	**29**
National Trust of Queensland	817	**0**
Queensland Rail Limited	3 340 998	**3 300 499**
QRAA	5 174	**4 361**
South Bank Corporation	25 591	**23 172**
Stadiums Queensland	121 248	**118 125**
Total	14 979 662	**15 013 628**

26 QUEENSLAND TREASURY CORPORATION **HALF-YEARLY REPORT DECEMBER 2013**

Loans to clients	Total Debt Outstanding (Market Value) 30 June 2013 $000	**Total Debt Outstanding (Market Value) 31 December 2013 $000**
SUNCORP-METWAY LTD		
Suncorp Metway Facility	1 138	**940**
Total	1 138	**940**
QTC RELATED ENTITIES		
DBCT Holdings Pty Ltd	167 474	**162 504**
Queensland Treasury Holdings Pty Ltd	153 705	**154 135**
Total	321 179	**316 638**
OTHER BODIES		
Aviation Australia Pty Ltd	2 094	**1 979**
Aspire Schools Financing Services	192 376	**210 695**
State Schools	3 246	**2 897**
Royal National Agricultural Industry Association of Queensland	59 150	**59 143**
Total	256 866	**274 714**
GRAND TOTAL	79 119 074	**83 283 231**

HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 27

Appendix B

QTC's 2013-14 indicative borrowing program

Mid-year update, released 19 December 2013

TERM DEBT BORROWING REQUIREMENTS	2013-14 MID-YEAR UPDATE AUD M*	2013-14 ORIGINAL AUD M*
New money		
State	**8 100**	8 500
Local Government and other entities[1]	**900**	1 000
Total new money	**9 000**	9 500
Net term debt refinancing	**4 400**	4 400
Pre-funding	**(7 300)**	(6 800)
Total borrowing program[2]	**6 100**	7 100

** Numbers are rounded to the nearest $100 million*
[1] Other entities include: retail water entities, universities, grammar schools and water boards
[2] Funding activity may vary depending upon actual client requirements, the State's fiscal position and financial market conditions.

The change in outstandings[1] to date for QTC's funding facilities since 30 June 2013 is:

FUNDING FACILITY	OUTSTANDINGS AS AT 31 DECEMBER 2013 (AUD M*)	OUTSTANDINGS AS AT 30 JUNE 2013 (AUD M*)	CHANGE IN OUTSTANDINGS (AUD M*)
Domestic benchmark bond	**59 897**	60 999	(1 102)
Australian Government Guaranteed bond	**12 463**	15 972	(3 509)
Floating rate note	**2 050**	350	1 700
Preferred bond line	**725**	725	-
Capital indexed bond**	**821**	663	158
Global AUD bond	**760**	1 169	(409)
Domestic T-Note	**1 398**	1 243	155
US Medium-Term Note (USMTN)	**-**	-	-
Euro Medium-Term Note (EMTN)	**1 106**	1 027	79
Commercial paper	**3 667**	4 015	(348)
Total	**82 887**	86 163	(3 276)

** Numbers are rounded to the nearest $100m*
*** Excludes capital indexation*
[1] Does not include refinancing

28 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2013

Appendix C
Contacts
QUEENSLAND TREASURY CORPORATION
Level 6, 123 Albert Street
Brisbane Queensland Australia
GPO Box 1096
Brisbane Queensland Australia 4001
Telephone: +61 7 3842 4600 Facsimile: +61 7 3221 4122 Email: enquiry@qtc.com.au Internet: www.qtc.com.au
Queensland Treasury Corporation’s annual and half-yearly reports (ISSN 1837-1256 print; ISSN 1837-1264 online) are available on QTC’s website at www.qtc.com.au/ qtc/public/annual-reports. If you would like a copy of a report posted to you, please call QTC’s Communication and Marketing Group on +61 7 3842 4714.
If you would like to comment on a report, please complete the online enquiry form located on our website.
Telephone
EXECUTIVE +61 7 3842 4611
BUSINESS SERVICES DIVISION
Risk Services Group +61 7 3842 4704
CLIENT SERVICES DIVISION
Local Government & Statutory Bodies Group +61 7 3842 4743
Strategic Partners Group +61 7 3842 4901
Treasury & Departments Group +61 7 3842 4798
CORPORATE SERVICES DIVISION
Client & Market Solutions Delivery +61 7 3842 4644
Communication & Marketing Group +61 7 3842 4714
Financial Solutions Group +61 7 3842 4833
Human Resources Group +61 7 3842 4761
Operations Group +61 7 3842 4877
FUNDING & MARKETS DIVISION
Funding & Liquidity Group +61 7 3842 4789
Market Strategy & Risk Group +61 7 3842 4789
STOCK REGISTRY (LINK MARKET SERVICES LTD) 1800 777 166
Interpreter
QTC is committed to providing accessible services to Queensland residents from culturally and linguistically diverse backgrounds. If you have difficulty understanding this report, please contact QTC’s Communication and Marketing Group on
+61 7 3842 4714 and we will arrange for an interpreter to assist you.
HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 29

Appendix C
Contacts continued
DEALER PANELS as at 31 December 2013
Note: actual dealer entities may vary depending on the facility and location of the dealer.
DOMESTIC AND GLOBAL AUD BOND FACILITY DISTRIBUTION GROUP
Australia and New Zealand Banking Group Ltd Telephone
Domestic (Australia) +61 2 9227 1110
Global (London) +44 203 229 2070
Bank of America Merrill Lynch
Domestic (Australia) +61 2 9226 5570
Global (London) +44 207 995 6750
Barclays
Domestic (Australia) +61 2 9334 6400
Global (London) +44 203 555 2851
BNP Paribas
Domestic (Australia) +61 2 9025 5011
Global (London) +44 207 595 8231
Citigroup Global Markets Australia Ltd
Domestic (Australia) +61 2 8225 6450
Global (London) +44 207 986 9521
Commonwealth Bank of Australia
Domestic (Australia) +61 2 9117 0020
Global (London) +44 207 329 6444
Deutsche Capital Markets Australia1
Domestic (Australia) +61 2 8258 1444
Global (London) +44 207 547 1931
HSBC
Domestic (Australia) +61 2 9255 2208
Global (London) +44 207 991 5262
JP Morgan
Domestic (Australia) +61 2 9003 7988
Global (London) +44 207 742 1829
National Australia Bank Ltd
Domestic (Australia) +61 2 9295 1166
Global (London) +44 207 796 4761
Nomura International Plc
Domestic (Australia) +61 2 8062 8000
Global (London) +44 207 103 6631
RBC Capital Markets
Domestic (Australia) +61 2 9033 3222
Global (London) +44 207 029 0094
TD Securities
Domestic (Singapore) 1800 646 497
Global (London) +44 207 628 4334
UBS Investment Bank2
Domestic (Australia) +61 2 9324 2222
Global (London) +44 207 567 3645
Westpac Banking Corporation
Domestic (Australia) +61 2 8204 2711
Global (London) +44 207 7621 7620
PANEL MEMBERS
QTC Treasury Note Facility Dealer Panel Telephone
Australia and New Zealand Banking Group Ltd +61 2 8037 0360
Commonwealth Bank of Australia Ltd (Sydney) +61 2 9117 0020
Deutsche Bank AG (Sydney) +61 2 8258 2288
National Australia Bank Ltd (Sydney) +61 2 9295 1133
Westpac Banking Corporation Ltd (Sydney) +61 2 8204 2744
US Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch +1 646 855 6333
Citigroup Global Markets Inc (New York) +1 212 723 6252
Deutsche Bank Securities (New York) +1 212 250 7179
UBS Securities +1 203 719 7014
Multicurrency Euro Commercial Paper Facility Dealer Panel
Bank of America Merrill Lynch +44 207 996 8904
Barclays Bank Plc (London) +44 207 773 7863
Citigroup International Plc (Hong Kong)3 +852 2501 2974
Commonwealth Bank of Australia +61 2 9117 0047
Deutsche Bank AG (Singapore) +65 6883 0808
National Australia Bank Limited +852 2526 5892
(Hong Kong and London)
UBS Ltd (London) +44 207 329 0203
Multicurrency Euro Medium-Term Note Facility Dealer Panel4
Includes all Domestic and Global AUD Bond Facility Distribution Group
Multicurrency US Medium-Term Note Facility Dealer Panel
Australia and New Zealand +1 212 801 9151
Banking Group Limited
Bank of America Merrill Lynch +1 646 855 8032
Barclays +44 207 773 9090
BNP Paribas +1 212 471 8240
Citigroup (New York) +1 212 723 6171
Commonwealth Bank of Australia +44 207 710 3959
Daiwa Capital Markets Europe Limited +61 3 9916 1313
Deutsche Bank Securities Inc (New York)3 +1 212 250 6801
HSBC +1 212 525 4688
JP Morgan +1 212 834 4533
National Australia Bank (New York) +1 212 916 9688
RBC Capital Markets (New York) +1 212 858 7138
TD Securities +1 212 827 7199
UBS Investment Bank +1 203 719 1830
1 Lead Manager – United States
2 Lead Manager – Europe
3 Lead Arranger
4 Lead Arranger – UBS Ltd (London)
30 QUEENSLAND TREASURY CORPORATION HALF-YEARLY REPORT DECEMBER 2013

ISSUING AND PAYING AGENTS

	Contact	Telephone	Facsimile	Email
AUD Treasury Notes Austraclear Services Ltd Sydney	Help Desk	1300 362 257	+61 2 9256 0456	cad@asx.com.au
AUD Domestic Bonds Link Market Services Ltd	Markings/Transfers	+61 2 8571 6488	+61 2 9287 0315	qtcops@linkmarketservices.com.au
AUD Global Bonds Deutsche Bank Trust Company Americas	Client Services	1 800 735 7777 Option #5	+1 615 866 3887	dwac.processing@db.com
Euro Commercial Paper Deutsche Bank AG, London	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
US Commercial Paper Deutsche Bank Trust Company Americas	Client Services	+1 866 770 0355	+1 732 578 2655	mmi.operations@db.com
Euro Medium-Term Notes Deutsche Bank AG, London	Client Services	+44 207 545 8000	+44 207 547 6149	tss-gds.row@db.com
US Medium-Term Notes Deutsche Bank Trust Company Americas	Client Services	+1 866 797 2808	+1 212 461 4450	mtn.operations@db.com

HALF-YEARLY REPORT DECEMBER 2013 QUEENSLAND TREASURY CORPORATION 31

AUDAX AT FIDELIS
QUEENSLAND TREASURY CORPORATION
Level 6 123 Albert Street Brisbane GPO Box 1096 Brisbane
Queensland Australia 4001
Telephone: +61 7 3842 4600
Facsimile: +61 7 3221 4122 www.qtc.com.au
© Queensland Treasury Corporation 2014